EXHIBIT 4.88

PROMISSORY NOTE

Principal:	US$200,000.00	Dated: October 5, 2022

1. FOR VALUE RECEIVED, Intellipharmaceutics Corp. (the "Borrower"), promise to pay to or to the order of Ramnath Reddy. (the "Creditor") at any other place as the Creditor may, from time to time, designate by notice in writing to the Borrower, the principal sum of US$200,000.00 (the "Principal") with interest accruing on the Principal at 10.0% per annum.

2. Term —The Principal plus the interest will become due and payable in full in 6 months from April 5, 2023. For greater clarity, the Principal shall be due in full on April 5, 2023 (the "Maturity").

3. Currency and Payment - Any money to be paid pursuant to this promissory note must be paid by bank draft, certified cheque or electronic funds transfer of immediately available funds payable to the Creditor, in lawful United States currency.

4. Non-Waiver - The extension of the time for making any payment which is due and payable under this promissory note, or the Creditor’s failure or delay in exercising or enforcing any rights or remedies under this promissory note, or under any instrument securing payment of the indebtedness evidenced by this promissory note, will not constitute a continuing waiver of the right of the Creditor to enforce those rights and remedies in the future.

5. Notices and Demands - Any demand or notice to be made or given in connection with this promissory note will be in writing and will be personally delivered to an officer or responsible employee of the Borrowers or the Creditor or sent by facsimile, e-mail, or functionally equivalent electronic means, charges (if any) prepaid, at or to any address, electronic address, or facsimile number, as the case may be, as the Borrowers or the Creditor may designate to the other in accordance with this provision. Any demand or notice which is personally delivered will be deemed to have been validly and effectively given on the date of delivery if that date is a business day, and the delivery was made during normal business hours; otherwise, it will be deemed to have been validly and effectively given on the business day next following the date of delivery. Any demand or notice which is transmitted by facsimile, e-mail, or functionally equivalent electronic means will be deemed to have been validly and effectively given on the date of transmission if that date is a business day and the transmission was made during normal business hours of the recipient; otherwise, it will be deemed to have been validly and effectively given on the business day next following the date of transmission.

10. Amendments - No amendment or waiver of any provision of this promissory note or consent to any departure by the Borrowers from any provision of this promissory note is effective unless it is in writing and signed by the Creditor, and then the amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

11. Governing Law - This promissory note will be governed by and construed in all respects in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

12. Time of the Essence - Time will in all respects be of the essence of this promissory note.

13. Waiver of Benefits - Presentment for payment, protest and notice of protest, notice of non-payment and notice of dishonour are waived by the Borrowers.

14. Assignment - The Borrower will not be permitted to assign this promissory note, in whole or in part, without the prior written consent of the Creditor. The Creditor may assign (including by way of security) this promissory note, in whole or in part, without the prior written consent of the Borrower. This promissory note will be binding upon the successors and permitted assigns of the Borrowers and will ensure for the benefit of the Creditors and its successors and assigns.

The Borrower has executed this promissory note as of the October 5, 2022.

Intellipharmaceutics Corp.

/s/Dr. Isa Odidi
Per: Dr. Isa Odidi
Title: CEO
I have authority to bind the corporation

/s/ Ramanath Reddy
Per: Ramanath Reddy
Actimus Inc.

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